Exhibit 99.1

Modular Medical Announces $8 Million Registered Direct Offering

SAN DIEGO, CA / ACCESSWIRE / May 3, 2022 / Modular Medical, Inc. (the “Company” or “Modular Medical”) (NASDAQ:MODD), today announced that it has entered into a securities purchase agreement with institutional investor Sio Capital Management (the “Investor”) in connection with a registered direct offering of an aggregate of 449,438 shares of its common stock at an offering price of $4.45 per share, and, in lieu of common stock, pre-funded warrants to purchase up to 1,348,314 shares of common stock at an offering price of $4.44 per pre-funded warrant, which represents the per share offering price for the common stock less the $0.01 per share exercise price for each pre-funded warrant. Concurrent with the registered direct offering, the Company has also agreed to issue to the Investor unregistered common stock purchase warrants (the “Private Placement Warrants”) to purchase up to 1,438,202 shares of common stock in a private placement. The Private Placement Warrants have an exercise price of $6.60 per share and are exercisable beginning six months from the date of issuance for a period of five years.

Oppenheimer & Co. Inc. is acting as the sole placement agent for the offering.

The gross proceeds from the registered direct offering and concurrent private placement are expected to be $8 million before deducting placement agent fees and other estimated offering expenses. Modular Medical intends to use the net proceeds from this offering for the Company’s operations, including the development of its products, and working capital and general corporate purposes. The registered direct offering and concurrent private placement are expected to close on or about May 5, 2022, subject to the satisfaction of customary closing conditions.

The common stock and pre-funded warrants and shares underlying the pre-funded warrants described above (but not the Private Placement Warrants or the shares of common stock underlying the Private Placement Warrants) are being offered pursuant to a “shelf” registration statement (File No. 333-264193) that was filed with the U.S. Securities and Exchange Commission (“SEC”) on April 8, 2022, as amended on April 15, 2022, and declared effective on April 19, 2022. Such shares of common stock may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and the accompanying prospectus relating to the offering of the shares of common stock, pre-funded warrants and shares underlying the pre-funded warrants will be filed with the SEC. Electronic copies of the prospectus supplement and the accompanying prospectus relating to the offering of common stock, pre-funded warrants and shares underlying the pre-funded warrants may be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting Oppenheimer & Co., Inc., Attention: Syndicate Prospectus Department, at 85 Broad Street, 26th floor, New York, NY 10004, or via email at equityprospectus@opco.com or telephone at (212) 667-8055.

The Private Placement Warrants issued in the concurrent private placement and shares of common stock underlying the Private Placement Warrants are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, have not been registered under the Act, or applicable state securities laws. Accordingly, the Private Placement Warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor are there any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Modular Medical

Modular Medical, Inc. (NASDAQ:MODD) intends to launch the first next generation of insulin delivery technology that will be both affordable and simple enough to learn and use to transform the insulin pump market into a mass market. Our patented technologies will eliminate the tradeoff between complexity and efficacy and seek to set new standards for insulin dosing that most closely mimics nature. Our mission is to improve access to the highest standards of glycemic control for people with diabetes taking it beyond “superusers” and providing “diabetes care for the rest of us.”

Modular Medical was founded by Paul DiPerna, a seasoned medical device professional and renowned microfluidics engineer. Prior to founding MODD, Mr. DiPerna was the founder (in 2005) of Tandem Diabetes (TNDM) and invented and designed its t:slim insulin pump.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, market and other conditions, statements with respect to the completion of the registered direct offering and concurrent private placement, the satisfaction of customary closing conditions related to the registered direct offering and concurrent private placement and the intended use of net proceeds from the registered direct offering and concurrent private placement, whether the Company can successfully develop the Company’s proprietary technologies and whether the market will accept the Company’s products and services, and the impact of COVID-19, general economic, industry or political conditions in the United States or internationally as well as other risk factors and business considerations described in the Company’s SEC filings, including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. The Company assumes no obligation to update these forward-looking statements, except as required by law.

All trademarks mentioned herein are the property of their respective owners.

CONTACT:
Jeb Besser
Chief Executive Officer
Modular Medical, Inc.
+1 (617) 399-1741
IR@modular-medical.com

SOURCE: Modular Medical, Inc.